Exhibit 99.1


Wednesday July 12, 6:22 pm Eastern Time

Company Press Release

Signal Technology and LogiMetrics End Merger Talks

DANVERS, Mass. and BOHEMIA, N.Y.--(BUSINESS WIRE)--July 12, 2000--Signal Technology Corporation ("Signal") (Nasdaq: STCO) and LogiMetrics, Inc. ("LogiMetrics") (OTCBB: LGMTA) announced today that they have terminated discussions relative to Signal's proposed acquisition of LogiMetrics. Under the provisions of a non-binding letter of intent announced March 14, 2000, Signal proposed to acquire LogiMetrics through the merger of a wholly owned subsidiary of Signal with and into LogiMetrics.

"LogiMetrics is a fine company, but we were unable to finalize our transaction because we could not agree on an appropriate price," said Signal Chairman and Chief Executive Officer George Lombard. "In light of recent successes of the Signal Wireless Group, we now believe that we are better off pursuing in-house development of the type of point-to-multipoint radio product line that we had expected to acquire with LogiMetrics. In addition, Signal will continue to explore other potential acquisitions that can further accelerate our expansion into the fast-growing commercial wireless broadband communications infrastructure market."

In connection with the letter of intent, Signal loaned approximately $2 million to LogiMetrics for working capital and other purposes. Concurrent with the letter of intent, certain existing investors in LogiMetrics loaned the company approximately $1 million. According to its terms, Signal's loan, together with accrued interest, is scheduled to be repaid next week.

Also in connection with the letter of intent, LogiMetrics granted Signal the option to purchase its Bohemia, New York - based high-power amplifier business for the purchase price of $2 million less the unpaid portion of any loans made by Signal to Logimetrics.

Since the execution of the letter of intent, Signal has been managing and operating the New York power amplifier business, has assumed certain current liabilities of the business and has been making interest payments on LogiMetrics' outstanding bank indebtedness. "Signal intends to exercise its option to remove the New York business back to LogiMetrics," Lombard said. Under the terms of their agreement, in the event that Signal returns the LogiMetrics New York power amplifier business, Signal is entitled to reimbursement of amounts expended by Signal in connection with the operation of that business, including the interest payments it has made on LogiMetrics' outstanding bank indebtedness.

About Signal Technology

Signal is a leader in developing state-of-the-art electronic components and systems for wireless communications, defense and space applications. Through its Signal Wireless Group (SWG), the company is addressing the exploding global demand for Internet and data bandwidth by developing RF radio sub-systems for broadband fixed wireless telecommunications applications worldwide. SWG also develops and manufactures switching/combining components and subsystems for PCS/cellular digital applications for sale to wireless base station infrastructure providers. In its defense businesses, Signal develops and manufactures RF, microwave, and power conversion products for communications networks, electronic countermeasures, missiles, radar, intelligence and guidance systems for sale to defense prime contractors worldwide. For further information about Signal, please visit Signal's Web site at http://www.sigtech.com.

About LogiMetrics

Through its wholly owned subsidiary, mmTech, Inc., LogiMetrics develops and manufactures point-to-multipoint broadband, fixed wireless radios and transceivers for sale to telecommunications system integrators, such as Newbridge Networks Corporation. mmTech's products allow ISPs and wireless

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telecom companies to provide customers with first/last mile broadband access for integrated data, Internet, voice and video transmission. mmTech, a pioneer in this technology, has equipment deployed in commercial service and market trials around the world. For further information about mmTech, please visit its Web site at http://www.mm-tech.com.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements made in this news release that are not historical facts contain forward-looking information that involve risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, management's determination of future opportunities and risks, the effect of economic conditions, the impact of competitive products and pricing, product development, and other risks detailed from time to time in the company's Securities and Exchange Commission filings. Signal Technology assumes no obligation to update the information included in this news release.


Contact:

     Signal Technology
     George Lombard
     978.774.2281
     or
     Sharon Merrill Associates, Inc.
     Paul Sagan
     617.542.5300
     or
     LogiMetrics, Inc.
     Norman Phipps
     631.784.4110